EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D/A-6 dated March 11, 2014 relating to the common stock of Pacific Health Care Organization, Inc. shall be filed on behalf of the undersigned.

Date: March 11, 2014	By:	/s/ Tom Kubota
Tom Kubota

Nanko Investments, Inc.

Date: March 11, 2014	By:	/s/ Tom Kubota
Tom Kubota
President